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                                                      SEC FILE NUMBER: 000-30239

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):    [X] Form 10-K and Form 10-KSB   [ ] Form 11-K  [ ] Form 20-F
                [ ] Form 10-Q and Form 10-QSB   [ ] Form N-SAR

              For Period Ended: December 31, 2006
              [  ] Transition Report on Form 10-K
              [  ] Transition Report on Form 20-F
              [  ] Transition Report on Form 11-K
              [  ] Transition Report on Form 10-Q
              [  ] Transition Report on Form N-SAR
              For the Transition Period Ended:
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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

 AMEXDRUG CORPORATION
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Full Name of Registrant

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Former Name if Applicable

 8909 West Olympic Boulevard, Suite 208
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Address of Principal Executive Office (Street and Number)

 Beverly Hills, California 90211
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


      |  (a)    The reasons  described in reasonable detail in Part III of this
      |          form could not be  eliminated  without  unreasonable  effort or
      |          expense;
      |
      |   (b)    The  subject  annual  report,  semi-annual  report;  transition
[x]   |          report on  Form 10-K,  Form 20-F,  11-K, Form N-SAR, or portion
      |          thereof,  will  be  filed on or before  the fifteenth  calendar
      |          day   following  the   prescribed  due  date;  or  the  subject
      |          quarterly   report  of   transition   report  on  Form 10-Q, or
      |          portion  thereof will be filed on or  before the fifth calendar
      |          day following the prescribed due date; and
      |
      |   (c)    The accountant's  statement or  other exhibit  required by Rule
      |          12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)

         The attorney that reviews the Company's periodic reports to be filed with the Securities and Exchange Commission was out of the country from March 20, 2007 through March 28, 2007, and has been unable to complete his review of the Company's Annual Report on Form 10-KSB. The Company anticipates promptly filing the Annual Report as soon as the attorney completes his review.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Robert N. Wilkinson               (801)                  533-9645
         --------------------------     -----------          ------------------
                  (Name)                (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). [x] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                             [ ] Yes   [x] No

         If  so,  attach  an  explanation   of  the  anticipated   change,  both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              Amexdrug Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date     April 2, 2007                      By  /s/ Jack Amin
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                                               Jack Amin, President and
                                               Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

Intentional Misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).





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